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For Immediate Release

ROBIN L. WASHINGTON TO JOIN GILEAD AS
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Foster City, CA, April 21, 2008 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced that
Robin L. Washington will join the company in May 2008 as Senior Vice President and Chief Financial Officer. Ms. Washington will report to John F. Milligan, PhD, Gilead’s Chief Operating Officer. She will oversee Gilead’s worldwide Finance and Investor Relations functions and will serve as a member of Gilead’s senior leadership team.

“We are very excited to have a person with Robin’s deep financial expertise join the Gilead team,” said
Dr. Milligan. “Robin’s background will bring a unique perspective and knowledge base to Gilead, and I look forward to working closely with her as we continue to grow the Gilead organization and deliver more products to patients around the world.”

Ms. Washington most recently served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. In this role, she was responsible for all financial operations, investor relations and information technology infrastructure and systems for Hyperion. Prior to Hyperion Solutions, Ms. Washington spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller, a position she held from 1999 through 2005. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche.

Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and a MBA from Pepperdine University.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks that Gilead will not experience continued growth in the future. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.